Exhibit 12A
                                                                  Page 1 of 2


                       GPU, INC. AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
     -----------------------------------------------------------------------
                                 (In Thousands)
                                    UNAUDITED


                                                   Three Months Ended
                                                   ------------------
                                               March 31,         March 31,
                                                 1998              1997
                                             ------------        --------


OPERATING REVENUES                              $1,043,109      $1,051,012
                                                 ---------       ---------

OPERATING EXPENSES                                 783,475          770,831
  Interest portion of rentals (A)                    6,889            5,958
  Fixed charges of service company
    subsidiaries (B)                                   531              690
                                                 ---------         --------
         Net expense                               776,055          764,183
                                                 ---------         --------

OTHER INCOME AND DEDUCTIONS:
   Allowance for funds used
    during construction                              1,391            1,533
   Equity in undistributed earnings
     of affiliates, net                             17,651           32,227
   Other income, net                                44,562            5,713
  Minority interest net income                        (501)            (147)
                                                 ---------         --------
         Total other income and deductions          63,103           39,326
                                                 ---------         --------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                        $  330,157       $  326,155
                                                 =========        =========

FIXED CHARGES:
   Interest on funded indebtedness              $   84,396       $   57,623
   Other interest (C)                               16,393           14,743
  Preferred stock dividends of
    subsidiaries on a pretax basis (E)               4,840            5,360
   Interest portion of rentals (A)                   6,889            5,958
                                                 ---------        ---------
         Total fixed charges                    $  112,518       $   83,684
                                                 =========        =========

RATIO OF EARNINGS TO FIXED CHARGES                    2.93             3.90
                                                      ====             ====

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (D)                   2.93             3.90
                                                      ====             ====

                                                                 Exhibit 12A
                                                                 Page 2 of 2


                       GPU, INC. AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
     ----------------------------------------------------------------------
                                 (In Thousands)
                                    UNAUDITED


____________________________

NOTES:

(A) GPU has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Represents fixed charges of GPU Service, Inc. and GPU Nuclear, Inc. which are accounted for as operating expenses in GPU's consolidated income statement. GPU has removed the fixed charges from operating expenses and included such amounts in fixed charges as interest on funded indebtedness and other interest for this statement.

(C)      Includes  dividends  on  subsidiary-obligated   mandatorily  redeemable
         preferred securities of $7,222 for the three month periods ended March 31, 1998 and 1997, respectively.

(D) GPU, Inc., the parent holding company, does not have any preferred stock outstanding, therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

(E) Calculation of preferred stock dividends of subsidiaries on a pretax basis is as follows:

                                                         Three Months Ended
                                                         ------------------
                                                    March 31,        March 31,
                                                       1998            1997
                                                    ---------         -------

Income before provision for income taxes and
 preferred stock dividends of subsidiaries           $222,479        $247,831

Income before preferred stock dividends of
 subsidiaries                                         136,755         158,465

Pretax earnings ratio                                  162.7%          156.4%

Preferred stock dividends of subsidiaries               2,975           3,427

Preferred stock dividends of subsidiaries on
 a pretax basis                                         4,840           5,360